CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Opportunity Fund II, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Strong Opportunity Fund II, Inc., on Form N-1A of our report dated February 2, 1999, on our audit of the financial statements and financial highlights of Strong Opportunity Fund II, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1998, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
April 28, 1999


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